Exhibit 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of ViacomCBS Inc. on Form S-8 [File No. 333-235366] of our report dated June 25, 2020, except for Schedule G, Part III - Schedule of Nonexempt Transactions and Schedule H, Part IV - Line 4a - Schedule of Delinquent Participant Contributions, as to which the date is October 9, 2020 with respect to our audits of the financial statements of Viacom 401(k) Plan as of December 31, 2019 and 2018 and for the year ended December 31, 2019 appearing in the Annual Report on Form 11-K/A of Viacom 401(k) Plan for the year ended December 31, 2019.

/s/ Marcum LLP

Marcum LLP
Melville, NY
October 9, 2020